Exhibit 12.1


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


                                                     Abraxas Petroleum Corporation
                                           Calculation of ratio of earnings to fixed charges


                                                                      Year Ended December 31,
                                  ------------------------------------------------------------------------------------------------
                                       2001                2002                  2003                 2004               2005
                                  ----------------    ----------------      ----------------      --------------      ------------
Net Earnings  (loss) from
continuing operations          $       (14,848)    $       (55,172)    $         (13,226)    $         9,037     $         6,271
Income tax                                 505                   -                     -              (6,060)                  -
Interest expense                        25,086              24,689                16,323              17,867              13,989
Amortization of deferred
financing fees                           1,907               1,168                 1,630               1,848               1,589
                                  ----------------    ----------------      ----------------      --------------      ------------
Adjusted earnings              $        12,650     $       (29,315)    $           4,727     $        22,692     $        21,849

Fixed Charges
Interest expense               $        25,086     $        24,689     $          16,323     $        17,867     $        13,989
Amortization of deferred
financing fees                           1,907               1,168                 1,630               1,848               1,589
                                  ----------------    ----------------      ----------------      --------------      ------------
Total fixed charges            $        26,993     $        25,857     $          17,953     $        19,715     $        15,578

Ratio of earnings to fixed
charges                                      *                   *                     *               1.15x                1.40x
                                  ----------------    ----------------      ----------------      --------------      ------------
Earnings inadequate to cover
fixed charges                  $       (14,343)    $       (55,172)    $         (13,226)    $             -     $             -
                                  ----------------    ----------------      ----------------      --------------      ------------

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